UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

NEVADA CHEMICALS, INC.

(Exact name of Registrant as specified in its charter)

Utah	0-10634	87-0351702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9149 South Monroe Plaza Way, Suite B, Sandy, Utah 84070
(Address of Principal executive offices, including  Zip Code)

(801) 984-0228
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 22, 2008, Calypso Acquisition Corp. (“Purchaser”), a wholly owned subsidiary of Cyanco Holding Corp. (“Parent”), merged with and into Nevada Chemicals, Inc. (“Nevada Chemicals”) (the “Merger”).  The Merger completed the acquisition of Nevada Chemicals by Parent, pursuant to the Agreement and Plan of Merger, dated as of September 5, 2008 (the “Merger Agreement”), among Parent, Purchaser and Nevada Chemicals.  In the Merger, each issued and outstanding share of common stock of Nevada Chemicals, par value $0.001 per share  (“Common Stock”) (other than shares of Common Stock owned by Purchaser, shares of Common Stock held by the Company as treasury stock and shares of Common Stock held by holders who perfect their statutory rights of appraisal under Section 16-10a-1301, et esq. of the Utah Revised Business Corporation Act) was converted into the right to receive $13.37 per share of Common Stock (the “Offer Price”), payable to the holder thereof, without interest. Additionally, each outstanding option to purchase Common Stock (each, a “Company Stock Option”) was canceled and retired and ceased to exist, and each holder of any such Company Stock Option ceased to have any rights with respect thereto, except the right to receive an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of such Company Stock Option, and (y) the number of shares of Common Stock subject to such Company Stock Option immediately prior to its settlement.  Shareholders of Nevada Chemicals who did not tender their shares of Common Stock will receive by mail instructions on how to surrender their certificates in order to receive the $13.37 per share and how to exercise dissenters’ rights, if they desire to do so.

As a result of the Merger, Parent has acquired the business and assets of Nevada Chemicals.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, Nevada Chemicals notified NASDAQ National Market (“NASDAQ”) on October 22, 2008 that the Merger was consummated.  Nevada Chemicals requested that the Common Stock be delisted from NASDAQ, effective at the close of the market on October 22, 2008, and that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that the Common Stock is no longer listed on NASDAQ.  As a result, Nevada Chemicals Common Stock is no longer listed on any stock exchange or quotation system, including NASDAQ.

Item 5.01 Changes in Control of Registrant.

As previously disclosed, on September 19, 2008, pursuant to the Merger Agreement, Purchaser commenced a tender offer to purchase all outstanding shares of Nevada Chemical’s Common Stock at a price of $13.37 for each share of Common Stock (the “Offer”).  The Offer expired, as scheduled, at 12:00 midnight, New York City time, at the end of Friday, October 17, 2008.  As a result of Purchaser’s acceptance of the Common Stock tendered in the Offer, representing approximately 95.754% of Nevada Chemical’s outstanding Common Stock, there was a change in control of Nevada Chemicals.  As a result of the completion of the Offer and the Merger, Nevada Chemicals is now a wholly-owned subsidiary of Parent.  The aggregate purchase price paid for all the Shares and options to purchase Shares in the Offer and the Merger was approximately $94.5 million plus related transaction fees and expenses.  Purchaser provided the funds necessary to complete the Offer and the Merger from equity contributions by OCM Principal Opportunities Fund IV, L.P. (“OCM”), the indirect parent of Parent, and the Subordinated Promissory Note, dated as of October 22, 2008, by and among Nevada Chemicals, Winnemucca Chemicals, Inc., Cyanco Intermediate Corp., Cyanco Holding Corp., Cyanco Corporation, Cyanco Company, LLC and OCM Principal Opportunities Fund IV Delaware, L.P. as previously disclosed on the Schedule TO filed by OCM, Purchaser and Parent on September 19, 2008, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Merger, each of the directors of Nevada Chemicals resigned from the Board of Directors of Nevada Chemicals, effective October 22, 2008, and Jordon Kruse, Cass Traub, Carl Stutts, John Burrows and Mike Ray, the directors of Purchaser immediately prior to the Merger, became the directors of Nevada Chemicals. These directors will hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.  Also in connection with the consummation of the Merger, each of the officers of Nevada Chemicals resigned, and Jordon Kruse, the President of Purchaser immediately prior to the Merger, became the President of Nevada Chemicals.  Biographical information for Mr. Kruse is contained in the Schedule 13D of Nevada Chemicals filed with the SEC on September 15, 2008, as amended, and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

  (d) Exhibits

Exhibit No.	Description

2.1	Exhibit 2.1 Agreement and Plan of Merger, dated as of September 5, 2008, by and among Parent, Purchaser and Nevada Chemicals*

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA CHEMICALS, INC.

/s/ John Burrows
Date: October 24, 2008	Name:	John Burrows
	Title:	President

EXHIBIT INDEX

Exhibit
No.	Description

2.1

Agreement and Plan of Merger, dated as of September 5, 2008, by and among Parent, Purchaser and Nevada Chemicals (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC by Nevada Chemicals on September 8, 2008).